Exhibit (a)(1)

CERTIFICATE OF TRUST
of
CLAREMONT® SHARES TRUST

This Certificate of Trust is being duly executed on April 22, 2009 for the purpose of organizing a statutory trust pursuant to the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et. seq. (the “Act”).

The undersigned hereby certifies as follows:

1.         Name.  The name of the statutory trust formed hereby is Claremont® Shares Trust (the “Trust”).

2.         Registered Investment Company.  The Trust is, or will become a registered investment company under the Investment Company Act of 1940, as amended.

3.         Effective Date.  This Certificate of Trust shall become effective upon the date and time of filing.

4.         Registered Office and Registered Agent.  The registered office of the Trust in the State of Delaware is c/o United Corporate Services, 874 Walker Road, Suite C, Dover, Kent County, Delaware, 19904.  The name of the registered agent of the Trust for service of process at such location is United Corporate Services.

5.         Notice of Limitation of Liability of Series.  Notice is hereby given that pursuant to §§ 3804 of the Act, the Trust is or may hereafter be constituted a series trust with one or more multiple portfolios or classes.  Separate and distinct records shall be maintained by the Trust for each portfolio and class, and the assets associated solely with any such portfolio or class shall be held and accounted for separately from the assets of the Trust associated solely with any other portfolio or class.  The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to any particular portfolio or class shall be enforceable against the assets of such portfolio or class only, and not against the assets of the Trust generally or of any other portfolio or class of the Trust, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or other portfolios or class of the Trust shall be enforceable against the assets of such portfolio or class.

IN WITNESS WHEREOF, the undersigned, being the sole initial trustee of the Trust, has duly executed this Certificate of Trust as of this 22nd day of April, 2009.

TRUSTEE

/s/ Gerald P. Sullivan
Name: Gerald P. Sullivan, as Trustee and not individually